Exhibit 99.1

Press Release

Source: Coates International, Ltd.

COATES INTERNATIONAL, LTD. ENGAGES INVESTORS RELATIONS FIRM

Thursday, February 17, 2012 – For Immediate Release

WALL TOWNSHIP, N.J. – (PR NEWSWIRE) – Coates International, Ltd. (OTCBB: COTE) – Coates International, Ltd. (the “Company”) is pleased to report that effective February 13, 2012, it engaged the investor relations firm of ATG, Inc.

The Company entered into a non-exclusive Investor Relations Services Agreement (the “Agreement”) with ATG Inc. (“ATG”), a firm that specializes in assisting public companies to improve investor relations. The primary objective of these services will be to increase awareness about the Company and its business plan in the investor and business community.

The term of the Agreement is for six months and may be canceled by either party for any reason upon 30 days’ prior notice. Pursuant to the Agreement, ATG will assist the Company, as requested, by providing various services including, but not limited to:

1.	Dissemination of news about the Company to a targeted audience in the investor and business community.
2.	Distribution of news about the Company to market makers, financial media, selected internet stock pages/threads and the OTC analyst community.
3.	Dissemination of newsworthy items and press releases to known contacts at selected newspapers, magazines.
4.	Assistance with strategic planning and promotional marketing.
5.	Introductions to criteria-specific Broker-Dealers and Market Makers.

As compensation for its services, the Company shall pay ATG $50,000 per month.

Management stated: We are very pleased to be entering into this new business relationship and anticipate increased interest in our Company and improved liquidity for our current and future shareholders.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:
Coates International Ltd.
Phone: 732-449-7717
E-Mail: info@coatesengine.com
THE COATES OFFICAL NEWS WEBSITE
:www.coatesengine.com
www.mostadvancedengine.com